SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MIDWAY GOLD CORP.
(Exact name of Registrant as specified in its charter)

British Columbia (State or other jurisdiction of Incorporation or organization)	98-0459178 (I.R.S. Employer Identification No.)
Point at Inverness, Suite 280 8310 South Valley Highway Englewood, Colorado 80112 (Address of Principal Executive Offices)

MIDWAY GOLD CORP STOCK OPTION PLAN, ADOPTED MAY 6, 2003, AS AMENDED MAY 12, 2008 (Full title of the plans)

The Corporation Company 1675 Broadway, Suite 1200 Denver, CO 80202 (303) 629-2500 (Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares issuable pursuant to Options outstanding under the Plan	5,267,400	$1.24(3)	$6,531,576.00	$748.52
Common Shares issuable pursuant to Options available for issuance under the Plan	2,448,535	$1.22(4)	$2,987,212.70	$342.33
Total	7,715,935	N/A	$9,518,788.70	$1,090.85

(1)
Common Shares, without par value, available for issuance by the Corporation pursuant to the Plan described herein, based on 10% of the total number of issued and outstanding Common Shares of the Corporation, calculated as of April 30, 2012.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”)

(3)	Calculated in accordance with Rule 457(h)(1) under the Securities Act based on the weighted average exercise price of unregistered options granted under the Plan outstanding as of April 30, 2012.

(4)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices ($1.28 and $1.15, respectively) for the Corporation’s Common Shares on May 7, 2012 as quoted on the NYSE Amex.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Midway Gold Corp.  (the “Company”) to register an additional 7,715,935 common shares of the Company, no par value (“Common Shares”), with the United States Securities and Exchange Commission (the “SEC”) for issuance upon exercise of stock options (“Options”) granted under the Company’s 2008 Stock Option Plan adopted on May 6, 2003 and amended on May 12, 2008 (the “Plan”).

This Registration Statement on Form S-8 consists of only those items required by General Instruction E to Form S-8 and incorporates by reference herein the Registration Statement on Form S-8 (File No. 333-148796) consisting of 4,968,266 Common Shares, as filed with the SEC on January 22, 2008 (the “Initial S-8”).

Pursuant to Section 6(a)(i) of the Plan, the maximum number of Common Shares issuable upon exercise of Options granted under the Plan is a maximum of ten percent (10%) of the number of Common Shares issued and outstanding from time to time.

As of April 30, 2012, the Company had 114,085,385 Common Shares issued and outstanding and accordingly 11,408,538 Common Shares may now be issued pursuant to the exercise of Options granted under the Plan.  Of these 11,408,538 Common Shares, 4,968,266 Common Shares were previously registered under the Initial S-8.  Additionally since the filing of the Initial S-8, 1,275,663 Common Shares have been issued under the Initial S-8 upon the exercise of Options granted under the Plan to participants in the United States.

Accordingly, the Company is filing this Registration Statement on Form S-8 to register an additional 7,715,935 Common Shares for issuance pursuant to the exercise of Options granted under the Plan.

EXHIBITS

Exhibit Number	Exhibit
4.1
2008 Stock Option Plan, adopted May 6, 2003 and amended May 12, 2008 (incorporated by reference to Exhibit 10.1 of the Corporation’s Current Report on Form 8-K as filed with the SEC on January 14, 2009)

5.1	Opinion of Stikeman Elliot LLP

23.1	Consent of Stikeman Elliot LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (See page 4 of this registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 11th day of May, 2012.

MIDWAY GOLD CORP.

/s/ Daniel E. Wolfus
Name: Daniel E. Wolfus
Title: Chairman, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Fritz K. Schaudies
Name: Fritz K. Schaudies
Title: Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel E. Wolfus and Fritz K. Schaudies his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Daniel E. Wolfus Daniel E. Wolfus	Chairman, Chief Executive Officer, Director, and Authorized US Representative	May 7, 2012

/s/ Fritz K. Schaudies Fritz K. Schaudies	Chief Financial Officer	May 7, 2012

/s/ Kenneth A. Brunk Kenneth A. Brunk	President, Chief Operating Officer, and Director	May 7, 2012

/s/ John W. Sheridan John W. Sheridan	Director	May 7, 2012

/s/ Roger A. Newell Roger A. Newell	Director	May 7, 2012

/s/ Frank S. Yu Frank S. Yu	Director	May 7, 2012

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	2008 Stock Option Plan, adopted May 6, 2003 amended May 12, 2008 (incorporated by reference to Exhibit 10.1 of the Corporation’s Current Report on Form 8-K as filed with the SEC on January 14, 2009)

5.1	Opinion of Stikeman Elliot LLP

23.1	Consent of Stikeman Elliot LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (See page 4 of this registration statement)